Exhibit 99.1

news release

QLT ANNOUNCES POSITIVE PRELIMINARY RESULTS FROM

PHASE 1b TRIAL OF QLT091001 IN SUBJECTS WITH RETINITIS PIGMENTOSA

DUE TO RPE65 AND LRAT MUTATIONS

September 30,
For Immediate Release	March 1, 2012

VANCOUVER, CANADA — QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) today announced positive preliminary results from its international multi-center Phase 1b proof-of-concept clinical trial of QLT091001 for the treatment of Retinitis Pigmentosa (RP) due to inherited genetic mutations in retinal pigment epithelium protein 65 (RPE65) or lecithin:retinol acyltransferase (LRAT) (also known as early-onset RP).

The Phase 1b study showed rapid, statistically significant and clinically meaningful changes in visual fields (VF) from baseline values, as well as improvements in visual acuity (VA), in the study of 17 RP subjects. In addition, small subsets of RP subjects were investigated for secondary effects on other key vision parameters impacted by RP, such as decreased retinal sensitivity, and the data available in these subsets showed notable and promising increases in average sensitivity levels. The single-course treatment data with QLT091001 represents the first stage of dose regimen testing as the basis for a longer term multiple course regimen in RP due to mutations in RPE65 and LRAT.

RP is a disabling group of genetic eye diseases associated with progressive loss of vision including night blindness, constricted peripheral vision resulting in difficulties with daily activities, and in later life, reduced central vision, inability to read, and in many cases progression to severe blindness. RP can be caused by many different gene defects and symptoms can start at varying ages; patients with mutations in the RPE65 and LRAT genes tend to show vision loss very early in life (this type of RP is also known as early-onset RP).

In the open-label, multi-center Phase 1b clinical study, 17 subjects (ranging in age from 6 to 55 years, mean 29 years) with either RPE65 (12 subjects) or LRAT (5 subjects) mutations received a 40 mg/m2/day dose of QLT091001 once daily for seven days with post-treatment follow-up at 7, 14, and 30 days. Visual fields and visual acuity are key measures of clinically relevant visual function. VF was assessed using Goldmann Visual Fields (GVF) and VA was assessed using best-corrected visual acuity (BCVA, ETDRS letters); GVF maps were converted to assess the remaining functional retinal area for analysis. After a single 7-day course of treatment with QLT091001, the average retinal areas from baseline showed statistically significant improvements of 34% at day 7 (p=0.005), 29% at day 14 (p=0.02) and trended towards a statistically significant improvement of 23% at day 30 (p=0.07) in the evaluable subjects meeting GVF test criteria (n=14 subset). In the intent-to-treat (ITT; all subjects enrolled) analysis (n=17), the average retinal area from baseline improved by 22% at day 7 (p=0.03, statistically significant), 16% at day 14 (p=0.13) and 18% at day 30 (p=0.096). The evaluable subset of 14 subjects excludes three patients in the VF analysis because they did not meet criteria as determined by a third-party reader. Nine of 17 subjects (53%) showed an improvement in VA over baseline in at least one eye by greater than or equal to five ETDRS letters.

	September 30,	September 30,	September 30,
Measurement of Goldmann Visual Field Improvement from Baseline
GVF analysis – retinal area	Day 7	Day 14	Day 30

Avg. increase from baseline – evaluable subjects (n=14)	34% (p=0.005)*	29% (p=0.02)*	23% (p=0.07)

Avg. increase from baseline – ITT (n=17)	22% (p=0.03)*	16% (p=0.13)	18% (p=0.096)

(* statistically significant)

“Following single-course treatment with QLT091001, the Retinitis Pigmentosa patients in the clinical trial experienced a rapid and significant improvement in certain visual function parameters,” said Dr. Hendrik Scholl of the Wilmer Eye Institute at Johns Hopkins University. “Discovering the genetic cause of retinal degeneration revolutionized our insight into disease processes at a molecular level and gave us encouragement for potential therapeutic approaches. And now it’s exciting to see that QLT is in the process of developing a promising potential medical therapy for the first time for patients suffering from blindness due to mutations of specific genes such as RPE65 and LRAT.”

Baseline values in subjects showed a broad range of moderately to severely reduced visual acuities and visual fields. All subjects reported early onset of night blindness as one of the hallmarks of disease.

Additional tests included spectral-domain optical coherence tomography (OCT), full-field electroretinography (ERG), and quality of life assessments. Also, in small subsets of subjects, the effects of QLT091001 on several parameters of light sensitivity in dim light (night vision), pupillary reflexes, and responses of the visual cortex to potential changes in visual stimuli (functional magnetic resonance imaging, fMRI) were measured.

The fMRI substudy (n=2) showed activation of several previously quiet areas of the visual and parietal cerebral cortex after treatment. In addition, the substudy in dark adapted visual fields (n=2) showed a 16-fold average increase in sensitivity at 10%-50% of locations tested in each eye within days of the first dose. With longer dark adaptation, light sensitivity increases averaged 40-80-fold greater than baseline at 40%-83% of the locations tested. Full-field sensitivity (FST) and pupillometry results supported the large increases in sensitivity in both eyes.

The additional secondary endpoints evaluated to date in this study support and are consistent with the changes in VF and VA observed following single course treatment with QLT091001.

Ongoing analysis of the safety profile of QLT091001 demonstrates a safety profile consistent with the Company’s Phase 1b study in patients with Leber Congenital Amaurosis (LCA). A retreatment study for the RP cohort has been initiated to assess the effects of repeat QLT091001 therapy in these patients. The database on this study remains open and further analyses of additional anatomic tests (OCT) and retinal sensitivity tests (ERG) are also ongoing to further explore the optimal baseline characteristics of responders for clinical development purposes.

“This is our first study of QLT091001 on RP patients, and we believe the preliminary data are promising, and show a range of compelling and potentially clinically meaningful benefits of QLT091001 in the treatment of debilitating inherited retinal diseases due to these mutations. As these results apply only to a single course of therapy, additional studies are underway to assess the impact of repeat courses of treatment with QLT091001 in these patients, as part of our ongoing evaluation of safety and duration of effect,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “Receipt of the final results of this broad ranging study expected in the second quarter this year will allow us to work with the regulators in the U.S. and the EU to make further drug development decisions on this program.”

The RP (early-onset RP) Phase 1b clinical study is being conducted at seven leading centers for the treatment of inherited retinal diseases in the U.S., Europe and Canada.

The Company is currently planning on hosting a conference call following its anticipated presentation of the data in May 2012 at the Association for Research in Vision and Ophthalmology (ARVO) 2012 Annual Meeting in Fort Lauderdale, FL.

About Synthetic Retinoid Drugs

Genetic diseases in the eye such as Leber Congenital Amaurosis (LCA) and Retinitis Pigmentosa (RP) arise from gene mutations of enzymes or proteins required in the biochemistry of vision. QLT091001 is a replacement for 11-cis-retinal, which is an essential component of the retinoid-rhodopsin cycle and visual function, and is under investigation for the treatment of LCA and RP. QLT091001 has received orphan drug designations for the treatment of LCA and RP by the European Medicines Agency, and for the treatment of LCA and RP due to inherited mutations in the LRAT and RPE65 genes by the U.S. Food and Drug Administration (FDA). The drug has also been granted two Fast Track designations by the FDA for the treatment of the LRAT and RPE65 genetic mutations in both LCA and RP.

About Leber Congenital Amaurosis (LCA)

LCA is an inherited degenerative retinal disease characterized by abnormalities such as roving eye movements and sensitivity to light, and manifesting in severe vision loss from birth. Both rod and cone photoreceptors are affected in LCA. Eye examinations of infants with LCA reveal normal appearing retinas. However, a low level of retinal activity, measured by electroretinography, indicates very little visual function. According to current epidemiological estimates, LCA affects approximately one in 81,000 newborns worldwide, of which approximately 10% carry the inherited deficiencies of either RPE65 or LRAT.

About Retinitis Pigmentosa (RP) Due to RPE65 and LRAT Mutations

RP is a set of hereditary retinal diseases demonstrating clinical features similar to LCA. RP is also characterized by degeneration of rod and cone photoreceptors, but it presents with a more variable loss of vision in late childhood to adulthood. Deficits in dark adaptation and peripheral vision are particular hallmarks of RP. RP is currently estimated to affect at least 300,000 individuals worldwide, of which approximately 20%–30% are autosomal recessive (arRP). It is currently estimated that less than 3% of autosomal recessive RP patients carry the inherited deficiencies of either RPE65 or LRAT.

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases, developing our proprietary punctal plug delivery system, as well as U.S. marketing of the commercial product Visudyne® for the treatment of wet age-related macular degeneration.

QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.

QLT Inc. Contacts:

Investor Relations

David Climie

office: 604.707.7573

dclimie@qltinc.com

Media Relations

Karen Peterson

office: 604.707.7000 or 1.800.663.5486

kpeterson@qltinc.com

The Trout Group Contacts:

Christine Yang

office: 646.378.2929

cyang@troutgroup.com

Tricia Swanson

office: 646.378.2953

tswanson@troutgroup.com

Visudyne® is a registered trademark of Novartis AG

Eligard® is a registered trademark of Sanofi S.A.

QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include, but are not limited to: statements concerning our synthetic retinoid clinical development program, regulatory pathway and future plans, including our QLT091001 Phase 1b studies in LCA and RP; our clinical development goals for this stage and next stage development; statements concerning the potential benefits of QLT091001; statements concerning future data analysis expectations for potential efficacy and safety of QLT091001; statements concerning anticipated progression of our clinical trials and timing to receive data, complete final analysis and report data; and statements which contain language such as: “assuming,” “prospects,” “goal,” “future,” “projects,” “believes,” “expects” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including, but not limited to, our punctal plug technology and synthetic retinoid program); assumptions related to continued enrollment trends, efforts and success, and the associated costs of these programs; outcomes for our clinical trials, including our synthetic retinoid program clinical trials referred to herein may not be favorable or may be less favorable than interim/preliminary results and/or previous trials on the same or a different indication treated; there may be varying interpretations of data produced by one or more of our clinical trials of QLT091001, including by QLT or regulators; the timing, expense and uncertainty associated with the regulatory approval process for products; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; the Company’s future operating results are uncertain and likely to fluctuate; currency fluctuations; the risk that sales of Visudyne® or Eligard® may be less than expected (including due to competitive products and pricing); and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.

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